EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                                ECB BANCORP, INC.

            The undersigned entity hereby makes and acknowledges these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina as contained in Chapter 55 of the General Statutes of North Carolina and the several amendments thereto, and to that end hereby does set forth that:

            1. The name of the corporation is ECB BANCORP, INC.

            2. The corporation shall have authority to issue 10,000,000 shares of stock, all of one class and having a par value of $3.50 per share.

            3. The street and mailing address of the initial registered office of the corporation is Highway 264, Post Office Box 337, Engelhard, North Carolina 27824, and the name of the initial registered agent at such address is Arthur H. Keeney, III.

            4. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

            5. The name of the incorporator is The East Carolina Bank and the address of the incorporator is Post Office Box 337, Engelhard, North Carolina 27824.

            IN TESTIMONY WHEREOF, the undersigned has caused this instrument properly to be executed in its name, this the 30th day of January, 1998.

                             THE EAST CAROLINA BANK

                              By:/s/ Arthur H. Keeney, III
                                 --------------------------
                                     Arthur H. Keeney, III
                                     President